UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2020

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On August 7, 2020, Verrica Pharmaceuticals Inc., or the Company, entered into an exclusive license agreement, or the Lytix Agreement, with Lytix Biopharma AS, or Lytix, pursuant to which the Company obtained a worldwide, exclusive, royalty-bearing license, with the right to sublicense, for certain technology of Lytix to research, develop, manufacture, have manufactured, use, sell, have sold, offer for sale, import and otherwise commercialize LTX-315 for use in all malignant and pre-malignant dermatological indications, other than metastatic melanoma and metastatic merkel cell carcinoma. The Company’s right to manufacture the active pharmaceutical ingredient is limited to certain instances, and Lytix is obligated to manufacture and supply the Company’s clinical and commercial needs for such active pharmaceutical ingredient. The Company is obligated to use commercially reasonable efforts to develop and to commercialize the product, which development and commercialization will be overseen by a joint steering committee. Lytix has agreed not to pursue any products in the field of dermatology other than LTX-315 for use in metastatic melanoma and metastatic merkel cell carcinoma. Lytix has granted the Company an exclusive option to negotiate for an exclusive license for use of LTX-315 in additional dermatological indications.

In connection with entering the Lytix Agreement, the Company agreed to make an initial payment of $250,000. Additionally, the Company is obligated to pay a near term regulatory milestone payment of $2.25 million, up to $111.0 million contingent on achievement of specified development, regulatory, and sales milestones, and tiered royalties based on worldwide annual net sales ranging in the low double digits to the mid-teens, subject to certain customary reductions. The Company’s obligation to pay royalties expires on a country-by-country and product-by-product basis on the later of the expiration or abandonment of the last to expire licensed patent covering LTX-315 anywhere in the world and expiration of regulatory exclusivity for LTX-315 in such country. Additionally, all upfront fees and milestone based payments received by the Company from a sublicensee will be treated as net sales and will be subject to the royalty payment obligations under the Lytix Agreement, and all royalties received by the Company from a sublicensee shall be shared with Lytix at a rate that is initially 50% but decreases based on the stage of development of LTX-315 at the time such sublicense is granted.

The Lytix Agreement expires on a product-by-product and a country-by-country basis upon expiration of the royalty term for such product in such country. At any time after the first anniversary of the execution of the Lytix Agreement, the Company has the right to terminate the agreement, either on a region-by-region basis or in its entirety, upon specified written notice to Lytix. Lytix may terminate the agreement, either on a region-by-region basis or in its entirety, if the Company develops or commercializes a competing product in the licensed field, or in its entirety if the Company challenges the validity, enforceability or scope of any licensed patent, subject in each case to certain cure rights. Either party may terminate the Lytix Agreement in the event of an uncured material breach or insolvency of the other party.

The foregoing is a summary description of certain terms of the Lytix Agreement, is not complete and is qualified in its entirety by reference to the text of the Lytix Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: August 11, 2020	/s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer